                       SECURITIES & EXCHANGE COMMISSION         SEC File Number:

                           WASHINGTON, D.C.  20549

0-52485

                                 FORM 12b-25

    CUSIP Number:

      14766L108

                         Notification of Late Filing

CASPIAN INTERNATIONAL OIL CORPORATION

(Check one)

   [X] Form 10-K  [ ]  Form 11-K   [ ]   Form 20-F  [ ]   Form 10-D

   [ ] Form 10-Q  [ ]  Form N-SAR  [ ]   Form N-CSR

       For the period ended:  December 31, 2008

   [ ] Transition Report on Form 10-K

   [ ] Transition Report on Form 20-F

   [ ] Transition Report on Form 11-K

   [ ] Transition Report on Form 10-Q

   [ ] Transition Report on Form N-SAR

       For the transition period ended:

                                          -------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                  PART I

                          REGISTRANT INFORMATION

  Full name of Registrant       CASPIAN INTERNATIONAL OIL CORPORATION

                                ------------------------------------

  Former name, if applicable

                                ---------------------------

             4265 San Felipe, Suite 1100, Houston, TX 77027

            ------------------------------------------------

                 Address of principal executive office

                                 PART II

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)  [X]

  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  (b) The subject annual report, semi-annual report, transition report on Form

10-K  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D,or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  (c) The accountant's statement or other exhibit required by Rule

12b-25(c) has been attached if applicable.

                                 PART III

                                NARRATIVE

Caspian International Oil Corporation is unable to file its Annual Report on Form 10-K within the required time because there was a delay in completing the adjustments necessary to close its books for the year.

                                 PART IV

                            OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

David Fulton (713) 960-6618

(2) Have all other periodic reports required under Section 13 or 15(d) or the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of

1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed. Yes [X]    No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof.                                                   Yes [ ]    No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

CASPIAN INTERNATIONAL OIL CORPORATION

               ______________________________________________

               Name of Registrant as Specified in its Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 2009

By: /s/ David Fulton

                                   __________________________

                                       David Fulton

                                       Chief Financial Officer